EXHIBIT 99.1

PRESS RELEASE

For more information contact:
William B. Young, Chairman of the Board       Bill Southworth, President and CEO
540/373-9700                                             804/633-9883
Ed Barham, President
540/825-4800

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FOR IMMEDIATE RELEASE     [VIRGINIA COMMONWEALTH FINANCIAL CORPORATION LOGO]        September 15, 1999
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                   VIRGINIA COMMONWEALTH FINANCIAL CORPORATION
                            AND CAROLINE SAVINGS BANK
                      ANNOUNCE THEIR AGREEMENT TO AFFILIATE


CULPEPER AND FREDERICKSBURG, VIRGINIA - Virginia Commonwealth Financial Corporation (Nasdaq: VCFC) and Caroline Savings Bank today jointly announced that they have entered into a definitive agreement to affiliate their institutions. Under the terms of the agreement, Caroline Savings Bank shareholders will receive .7959 shares of Virginia Commonwealth Financial Corporation stock for each share of Caroline Savings Bank in a tax-free exchange. The parties also announced that they have entered into a stock option agreement, which gives Virginia Commonwealth Financial Corporation the right to purchase up to 19.9% of the outstanding shares of Caroline Savings Bank prior to the consummation of the affiliation under certain conditions.

Subsequent to the merger, Caroline Savings Bank will operate as a subsidiary of Virginia Commonwealth Financial, along with Second Bank & Trust and Virginia Heartland Bank. Bill Southworth, President and CEO of Caroline Savings Bank, and
E. Page Butler, a current director of Caroline Savings Bank, will join the board of directors of Virginia Commonwealth Financial Corporation.

In announcing the transaction, Southworth said, "We have known Second Bank & Trust and Virginia Heartland Bank for many years as high quality institutions, and we will become part of a larger organization with approximately $415 million in assets and $47 million in capital. With more resources at our disposal, we will be able to remain technologically up to date and provide our customers with a wider variety of services. The combined companies will have in excess of 2.4 million shares outstanding in the hands of over 2,300 shareholders. Caroline Savings Bank shareholders should enjoy an immediate improvement in the liquidity of their investment."

Caroline Savings Bank is a twenty-five year old institution headquartered in Bowling Green, Virginia. In addition, Caroline has offices in Ladysmith and Spotsylvania County.

This transaction is viewed as a natural extension of VCFC's franchise. Caroline Savings Bank customers will continue receiving top quality, personalized service, and they will see no change in personnel or day-to-day operations.

The affiliation is subject to regulatory approvals and approval by the shareholders of Caroline Savings Bank. Closing is anticipated in the first quarter of 2000.

Virginia Commonwealth Financial Corporation, which reported assets of $364 million and stockholders' equity of $41 million as of June 30, 1999, operates 10 offices in the counties of Culpeper, Madison, Orange, Rockingham, Spotsylvania and the city of Fredericksburg. Caroline Savings Bank, which reported assets of $47 million and stockholders' equity of $5.5 million, has two banking offices in Caroline County and one additional office in Spotsylvania County.